Exhibit 99.1

Cathay General Bancorp Announces Third Quarter 2018 Results

LOS ANGELES, Oct. 17, 2018 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $69.8 million, or $0.85 per share, for the third quarter of 2018.

FINANCIAL PERFORMANCE
	Three months ended
	September 30, 2018	June 30, 2018	September 30, 2017
Net income	$69.8 million	$73.7 million	$49.7 million
Basic earnings per common share	$0.86	$0.91	$0.62
Diluted earnings per common share	$0.85	$0.90	$0.61
Return on average assets	1.72%	1.88%	1.29%
Return on average total stockholders' equity	13.19%	14.51%	9.77%
Efficiency ratio	43.14%	42.69%	41.91%

THIRD QUARTER HIGHLIGHTS

  Total loans increased $298.9 million, or 9.3% annualized, to $13.6 billion for the quarter.
  Diluted earnings per share increased 39.3% to $0.85 per share for the third quarter of 2018 compared to $0.61 per share for the same quarter a year ago.

"For the third quarter of 2018, our total loans increased $298.9 million or 9.3% annualized to $13.6 billion. Also, our deposits increased $476.5 million or 15.0% annualized to $13.6 billion compared to $13.1 billion in the second quarter of 2018, mainly as a result of our summer CD promotion," commented Pin Tai, Chief Executive Officer and President of the Company.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2018, was $69.8 million, an increase of $20.1 million, or 40.4%, compared to net income of $49.7 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2018, was $0.85 compared to $0.61 for the same quarter a year ago. Third quarter net income included an increase of $5.4 million in amortization expense of investments in low income housing and alternative energy partnerships and a decrease of $3.1 million in acquisition and integration costs related to the FENB acquisition.

Return on average stockholders' equity was 13.19% and return on average assets was 1.72% for the quarter ended September 30, 2018, compared to a return on average stockholders' equity of 9.77% and a return on average assets of 1.29% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $11.9 million, or 8.9%, to $145.1 million during the third quarter of 2018, compared to $133.2 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans and securities, offset by increases in interest expense from time deposits.

The net interest margin was 3.83% for the third quarter of 2018 compared to 3.75% for the third quarter of 2017 and 3.83% for the second quarter of 2018.

For the third quarter of 2018, the yield on average interest-earning assets was 4.67%, the cost of funds on average interest-bearing liabilities was 1.15%, and the cost of interest-bearing deposits was 1.05%. In comparison, for the third quarter of 2017, the yield on average interest-earning assets was 4.34%, the cost of funds on average interest-bearing liabilities was 0.81%, and the cost of interest-bearing deposits was 0.68%. The increase in the yield on average interest-earning assets resulted mainly from higher rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.52% for the quarter ended September 30, 2018, compared to 3.53% for the same quarter a year ago.

Reversal for credit losses

The Company recorded a reversal for credit losses of $1.5 million in the third quarter of 2018 compared to no reversal for credit losses in the same quarter a year ago. The reversal for credit losses was based on a review of the appropriateness of the allowance for loan losses at September 30, 2018. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Nine months ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
	(In thousands)
Charge-offs:
Commercial loans	$ 123	$ 488	$ 80	$ 629	$ 1,810
Real estate loans (1)	-	390	305	390	860
Total charge-offs	123	878	385	1,019	2,670
Recoveries:
Commercial loans	186	150	575	1,250	1,401
Construction loans	44	44	47	132	143
Real estate loans(1)	2,950	499	5,489	4,315	6,195
Total recoveries	3,180	693	6,111	5,697	7,739
Net (recoveries)/charge-offs	$ (3,057)	$ 185	$ (5,726)	$ (4,678)	$ (5,069)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $7.8 million for the third quarter of 2018, a decrease of $5.2 million, or 40.0%, compared to $13.0 million for the third quarter of 2017, primarily due to a $5.4 million decrease in gain from acquisition.

Non-interest expense

Non-interest expense increased $4.8 million, or 7.8%, to $66.0 million in the third quarter of 2018 compared to $61.2 million in the same quarter a year ago. The increase in non-interest expense in the third quarter of 2018 was primarily due to a $2.6 million increase in salaries and employee benefits expense and a $5.4 million increase in amortization expense of investments in low income housing and alternative energy partnerships offset by a $3.1 million decrease in acquisition and integration costs, when compared to the same quarter a year ago. The efficiency ratio was 43.1% in the third quarter of 2018 compared to 41.9% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2018 was 21.1% compared to 41.4% for the third quarter of 2017. The effective tax rate includes the reduction of the corporate tax rate from the enactment of the Tax Cuts and Jobs Act, an alternative energy investment made in the second quarter and the impact of low income housing tax credits. Income tax expense for 2018 was reduced by $0.8 million in benefits from the distribution of restricted stock units and exercises of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $13.6 billion at September 30, 2018, an increase of $777.4 million, or 6.0%, from $12.9 billion at December 31, 2017. The increase was primarily due to increases of $507.1 million, or 16.6%, in residential mortgage loans, $212.8 million, or 8.6%, in commercial loans, and $97.6 million, or 1.5%, in commercial mortgage loans, which were partially offset by a decrease of $81.8 million, or 12.0%, in real estate construction loans. The loan balances and composition at September 30, 2018, compared to December 31, 2017 and September 30, 2017, are presented below:

	September 30, 2018	December 31, 2017	September 30, 2017
	(In thousands)
Commercial loans	$ 2,674,089	$ 2,461,266	$ 2,419,891
Residential mortgage loans	3,569,111	3,062,050	2,922,537
Commercial mortgage loans	6,580,254	6,482,695	6,377,047
Equity lines	221,599	180,304	181,751
Real estate construction loans	597,018	678,805	691,486
Installment & other loans	5,575	5,170	4,722

Gross loans	$ 13,647,646	$ 12,870,290	$ 12,597,434

Allowance for loan losses	(123,457)	(123,279)	(121,535)
Unamortized deferred loan fees	(2,086)	(3,245)	(3,424)

Total loans, net	$ 13,522,103	$ 12,743,766	$ 12,472,475
Loans held for sale	$ -	$ 8,000	$ -

Total deposits were $13.6 billion at September 30, 2018, an increase of $891.2 million, or 7.0%, from $12.7 billion at December 31, 2017. The deposit balances and composition at September 30, 2018, compared to December 31, 2017 and September 30, 2017, are presented below:

	September 30, 2018	December 31, 2017	September 30, 2017
	(In thousands)
Non-interest-bearing demand deposits	$ 2,957,881	$ 2,783,127	$ 2,730,006
NOW deposits	1,409,463	1,410,519	1,379,100
Money market deposits	2,134,097	2,248,271	2,370,724
Savings deposits	747,814	857,199	925,312
Time deposits	6,331,823	5,390,777	5,156,553
Total deposits	$ 13,581,078	$ 12,689,893	$ 12,561,695

ASSET QUALITY REVIEW

At September 30, 2018, total non-accrual loans were $42.4 million, a decrease of $6.4 million, or 13.1%, from $48.8 million at December 31, 2017, and a decrease of $23.0 million, or 35.2%, from $65.4 million at September 30, 2017.

The allowance for loan losses was $123.5 million and the allowance for off-balance sheet unfunded credit commitments was $3.1 million at September 30, 2018, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $123.5 million allowance for loan losses at September 30, 2018, increased $178 thousand, or 0.1%, from $123.3 million at December 31, 2017. The allowance for loan losses represented 0.90% of period-end gross loans, excluding loans held for sale, and 251.5% of non-performing loans at September 30, 2018. The comparable ratios were 0.96% of period-end gross loans, excluding loans held for sale, and 252.7% of non-performing loans at December 31, 2017. The changes in non-performing assets and troubled debt restructurings at September 30, 2018, compared to December 31, 2017 and September 30, 2017, are shown below:

(Dollars in thousands)	September 30, 2018	December 31, 2017	% Change	September 30, 2017	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 6,681	$ -	100	$ 3,900	71
Non-accrual loans:
Construction loans	4,922	8,185	(40)	14,267	(66)
Commercial mortgage loans	13,172	19,820	(34)	28,379	(54)
Commercial loans	17,118	14,296	20	15,942	7
Residential mortgage loans	7,199	6,486	11	6,763	6
Total non-accrual loans:	$ 42,411	$ 48,787	(13)	$ 65,351	(35)
Total non-performing loans	49,092	48,787	1	69,251	(29)
Other real estate owned	8,741	9,442	(7)	18,115	(52)
Total non-performing assets	$ 57,833	$ 58,229	(1)	$ 87,366	(34)
Accruing troubled debt restructurings (TDRs)	$ 74,598	$ 68,565	9	$ 62,358	20
Non-accrual loans held for sale	$ -	$ 8,000	(100)	$ -	-

Allowance for loan losses	$ 123,457	$ 123,279	0	$ 121,535	2

Total gross loans outstanding, at period-end (1)	$ 13,647,646	$ 12,870,290	6	$ 12,597,434	8

Allowance for loan losses to non-performing loans, at period-end (2)	251.48%	252.69%		175.50%
Allowance for loan losses to gross loans, at period-end (1)	0.90%	0.96%		0.96%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.4% at September 30, 2018, compared to 0.4% at December 31, 2017. Total non-performing assets decreased $396 thousand, or 0.7%, to $57.8 million at September 30, 2018, compared to $58.2 million at December 31, 2017, primarily due to a decrease of $6.4 million, or 13.1%, in non-accrual loans, and a decrease of $701 thousand, or 7.4%, in other real estate owned, offset by an increase of $6.7 million, or 100.0%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At September 30, 2018, the Company's Tier 1 risk-based capital ratio of 12.81%, total risk-based capital ratio of 14.60%, and Tier 1 leverage capital ratio of 11.03%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2017, the Company's Tier 1 risk-based capital ratio was 12.19%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.35%.

YEAR-TO-DATE REVIEW

Net income for the nine months ended September 30, 2018, was $207.2 million, an increase of $57.1 million, or 38.0%, compared to net income of $150.1 million for the same period a year ago. Diluted earnings per share was $2.53 compared to $1.86 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2018, was 3.80% compared to 3.63% for the same period a year ago.

Return on average stockholders' equity was 13.56% and return on average assets was 1.75% for the nine months ended September 30, 2018, compared to a return on average stockholders' equity of 10.46% and a return on average assets of 1.39% for the same period a year ago. The efficiency ratio for the nine months ended September 30, 2018, was 43.05% compared to 43.71% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its third quarter 2018 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 7546169. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 40 branches in California, 11 branches in New York State, three in the Chicago, Illinois area, four in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank; the risk that integration of business operations following any acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank, will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2017 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Nine months ended September 30,
(Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 145,084	$ 140,031	$ 133,196	$420,458	$362,662
Reversal for credit losses	(1,500)	-	-	(4,500)	(2,500)
Net interest income after reversal for credit losses	146,584	140,031	133,196	424,958	365,162
Non-interest income	7,835	7,767	12,961	20,912	25,831
Non-interest expense	65,964	63,088	61,248	190,023	169,792
Income before income tax expense	88,455	84,710	84,909	255,847	221,201
Income tax expense	18,698	11,046	35,163	48,610	71,099
Net income	$ 69,757	$ 73,664	$ 49,746	$207,237	$150,102

Net income per common share
Basic	$ 0.86	$ 0.91	$ 0.62	$ 2.55	$ 1.87
Diluted	$ 0.85	$ 0.90	$ 0.61	$ 2.53	$ 1.86

Cash dividends paid per common share	$ 0.24	$ 0.24	$ 0.21	$ 0.72	$ 0.63

SELECTED RATIOS
Return on average assets	1.72%	1.88%	1.29%	1.75%	1.39%
Return on average total stockholders' equity	13.19%	14.51%	9.77%	13.56%	10.46%
Efficiency ratio	43.14%	42.69%	41.91%	43.05%	43.71%
Dividend payout ratio	28.00%	26.47%	34.11%	28.23%	33.64%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.67%	4.58%	4.34%	4.56%	4.21%
Total interest-bearing liabilities	1.15%	1.03%	0.81%	1.03%	0.79%
Net interest spread	3.52%	3.55%	3.53%	3.53%	3.42%
Net interest margin	3.83%	3.83%	3.75%	3.80%	3.63%

CAPITAL RATIOS	September 30, 2018	December 31, 2017	September 30, 2017
Tier 1 risk-based capital ratio	12.81%	12.19%	12.22%
Total risk-based capital ratio	14.60%	14.11%	14.15%
Tier 1 leverage capital ratio	11.03%	10.35%	10.41%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	September 30, 2018	December 31, 2017	September 30, 2017

Assets
Cash and due from banks	$ 204,178	$ 247,056	$ 167,886
Federal funds sold	-	-	7,000
Short-term investments and interest bearing deposits	377,839	292,745	566,059
Cash and cash equivalents	582,017	539,801	740,945
Securities available-for-sale (amortized cost of $1,320,843 at September 30, 2018, $1,336,345 at December 31, 2017, and $1,364,955 at September 30, 2017)	1,283,060	1,333,626	1,368,487
Loans held for sale	-	8,000	-
Loans	13,647,646	12,870,290	12,597,434
Less: Allowance for loan losses	(123,457)	(123,279)	(121,535)
Unamortized deferred loan fees, net	(2,086)	(3,245)	(3,424)
Loans, net	13,522,103	12,743,766	12,472,475
Equity securities	23,522	-	-
Federal Home Loan Bank stock	17,250	23,085	30,681
Other real estate owned, net	8,741	9,442	18,115
Affordable housing investments and alternative energy partnerships, net	295,857	272,871	298,426
Premises and equipment, net	102,565	103,064	107,954
Customers' liability on acceptances	10,454	13,482	12,009
Accrued interest receivable	50,291	45,307	42,190
Goodwill	372,189	372,189	372,189
Other intangible assets, net	7,391	8,062	9,408
Other assets	186,282	167,491	255,538

Total assets	$ 16,461,722	$ 15,640,186	$ 15,728,417

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,957,881	$ 2,783,127	$ 2,730,006
Interest-bearing deposits:
NOW deposits	1,409,463	1,410,519	1,379,100
Money market deposits	2,134,097	2,248,271	2,370,724
Savings deposits	747,814	857,199	925,312
Time deposits	6,331,823	5,390,777	5,156,553
Total deposits	13,581,078	12,689,893	12,561,695

Securities sold under agreements to repurchase	-	100,000	100,000
Advances from the Federal Home Loan Bank	315,000	430,000	595,000
Other borrowings for affordable housing investments	17,332	17,481	17,518
Long-term debt	194,136	194,136	119,136
Deferred payments from acquisition	18,253	35,404	136,056
Acceptances outstanding	10,454	13,482	12,009
Other liabilities	208,694	186,486	218,304
Total liabilities	14,344,947	13,666,882	13,759,718
Stockholders' equity	2,116,775	1,973,304	1,968,699
Total liabilities and equity	$ 16,461,722	$ 15,640,186	$ 15,728,417

Book value per common share	$ 25.93	$ 24.26	$ 24.24
Number of common shares outstanding	81,396,047	80,893,379	80,816,616

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2018	June 30, 2018	September 30, 2017	2018	2017
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 168,179	$ 158,659	$ 146,383	$ 478,128	$ 401,129
Investment securities	7,546	7,208	5,692	21,212	14,817
Federal Home Loan Bank stock	303	380	607	1,079	1,317
Federal funds sold and securities purchased under agreements to resell
	-	-	108	-	108
Deposits with banks	838	1,273	1,288	3,667	3,140

Total interest and dividend income	176,866	167,520	154,078	504,086	420,511

INTEREST EXPENSE
Time deposits	22,135	18,730	11,678	56,593	33,429
Other deposits	5,474	4,832	5,101	14,892	14,245
Securities sold under agreements to repurchase	124	608	874	1,446	3,489
Advances from Federal Home Loan Bank	1,430	885	872	3,286	1,465
Long-term debt	2,220	2,163	1,456	6,465	4,320
Deferred payments from acquisition	399	271	901	946	901

Total interest expense	31,782	27,489	20,882	83,628	57,849

Net interest income before reversal for credit losses	145,084	140,031	133,196	420,458	362,662
Reversal for credit losses	(1,500)	-	-	(4,500)	(2,500)

Net interest income after reversal for credit losses	146,584	140,031	133,196	424,958	365,162

NON-INTEREST INCOME
Net gain/(losses) from equity securities	391	(1,124)	-	(4,580)	-
Securities (losses)/gains, net	(14)	-	24	(14)	(439)
Letters of credit commissions	1,459	1,376	1,302	4,110	3,618
Depository service fees	1,219	1,241	1,407	3,905	4,259
Gains from acquisition	-	-	5,440	340	5,440
Other operating income	4,780	6,274	4,788	17,151	12,953

Total non-interest income	7,835	7,767	12,961	20,912	25,831

NON-INTEREST EXPENSE
Salaries and employee benefits	30,514	30,600	27,913	91,491	79,929
Occupancy expense	5,186	5,170	5,312	15,808	14,733
Computer and equipment expense	2,772	2,611	2,643	8,477	7,895
Professional services expense	5,286	5,730	4,942	17,055	14,541
Data processing service expense	3,080	3,151	2,918	9,450	7,846
FDIC and State assessments	2,555	2,142	2,552	6,732	7,261
Marketing expense	1,263	3,400	2,103	5,521	4,833
Other real estate owned expense	(21)	(3)	369	(236)	747
Amortization of investments in low income housing and alternative energy partnerships	11,115	5,113	5,723	21,989	16,797
Amortization of core deposit intangibles	190	280	281	704	626
Acquisition and integration costs	179	1,735	3,277	2,083	3,277
Other operating expense	3,845	3,159	3,215	10,949	11,307

Total non-interest expense	65,964	63,088	61,248	190,023	169,792

Income before income tax expense	88,455	84,710	84,909	255,847	221,201
Income tax expense	18,698	11,046	35,163	48,610	71,099
Net income	$ 69,757	$ 73,664	$ 49,746	207,237	150,102

Net income per common share:
Basic	$ 0.86	$ 0.91	$ 0.62	$ 2.55	$ 1.87
Diluted	$ 0.85	$ 0.90	$ 0.61	$ 2.53	$ 1.86

Cash dividends paid per common share	$ 0.24	$ 0.24	$ 0.21	$ 0.72	$ 0.63
Basic average common shares outstanding	81,311,899	81,236,315	80,665,398	81,224,555	80,073,249
Diluted average common shares outstanding	81,855,271	81,774,986	81,404,854	81,770,874	80,797,179

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	September 30, 2018		June 30, 2018		September 30, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$13,434,018	4.97%	$13,020,212	4.89%	$12,317,721	4.71%
Taxable investment securities	1,399,031	2.14%	1,368,718	2.11%	1,396,859	1.61%
FHLB stock	17,250	6.95%	17,489	8.73%	32,369	7.44%
Federal funds sold and securities purchased under agreements to resell
	-	-	-	-	35,707	1.20%
Deposits with banks	178,434	1.86%	274,569	1.86%	292,595	1.75%

Total interest-earning assets	$15,028,733	4.67%	$14,680,988	4.58%	$14,075,251	4.34%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,396,436	0.20%	$ 1,381,065	0.20%	$ 1,349,508	0.17%
Money market deposits	2,234,139	0.79%	2,201,162	0.68%	2,496,548	0.63%
Savings deposits	780,412	0.18%	804,064	0.20%	942,452	0.24%
Time deposits	5,997,268	1.46%	5,848,849	1.28%	4,939,189	0.94%
Total interest-bearing deposits	$10,408,255	1.05%	$10,235,140	0.92%	$ 9,727,697	0.68%
Securities sold under agreements to repurchase	16,304	3.02%	83,517	2.92%	109,239	3.17%
Other borrowed funds	307,298	2.36%	237,231	1.95%	324,581	2.17%
Long-term debt	194,136	4.54%	194,136	4.47%	119,136	4.85%
Total interest-bearing liabilities	10,925,993	1.15%	10,750,024	1.03%	10,280,653	0.81%

Non-interest-bearing demand deposits	2,877,646		2,760,643		2,714,244

Total deposits and other borrowed funds	$13,803,639		$13,510,667		$12,994,897

Total average assets	$16,134,349		$15,746,786		$15,354,123
Total average equity	$ 2,097,786		$ 2,036,674		$ 2,020,224

	Nine months ended,
(In thousands)	September 30, 2018		September 30, 2017

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$13,126,693	4.87%	$11,668,814	4.60%
Taxable investment securities	1,357,818	2.09%	1,297,789	1.53%
FHLB stock	18,975	7.60%	22,345	7.88%
Federal funds sold and securities purchased under agreements to resell
	-	-	12,033	1.20%
Deposits with banks	281,883	1.74%	359,580	1.17%

Total interest-earning assets	$14,785,369	4.56%	$13,360,561	4.21%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,394,743	0.19%	$ 1,282,904	0.17%
Money market deposits	2,230,365	0.70%	2,359,871	0.64%
Savings deposits	807,402	0.20%	817,540	0.20%
Time deposits	5,833,807	1.30%	4,840,293	0.92%
Total interest-bearing deposits	$10,266,317	0.93%	$ 9,300,608	0.69%
Securities sold under agreements to repurchase	66,300	2.92%	149,267	3.13%
Other borrowed funds	287,771	1.97%	177,372	1.78%
Long-term debt	194,136	4.45%	119,136	4.85%
Total interest-bearing liabilities	10,814,524	1.03%	9,746,383	0.79%

Non-interest-bearing demand deposits	2,796,831		2,542,754

Total deposits and other borrowed funds	$13,611,355		$12,289,137

Total average assets	$15,864,584		$14,443,734
Total average equity	$ 2,042,837		$ 1,918,266

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652